Exhibit 3.28

BY-LAWS

OF

INTERAMERICA TERMINALS CORPORATION

Adopted:	December 27, 1962

Amended:	February 20, 1964
February 27, 1969
February 25, 1971
March 26, 1981

BY-LAWS

OF

INTERAMERICA TERMINALS CORPORATION

ARTICLE I

Stockholders’ Meeting

Section 1. Annual Meeting: The annual meeting of stockholders, for the election of directors and transaction of such other business as may come before the meeting, shall be held in each year during the month of March, at a time to be designated by the President.

Section 2. Other Meetings: All meetings of the stockholder shall be held at the times or places fixed by the Board of Directors. The time and place shall be stated in the notice or waiver of notice of each meeting. Meetings of the stockholders shall be held whenever called by the President or the Secretary, by a majority of the Directors, or by stockholders holding a least one-tenth of the number of shares of Common Stock entitled to vote then outstanding.

Section 3. Quorum and Voting: The holders of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum at any meeting of the stockholders. Less than a quorum may adjourn the meeting to a fixed time and place, no further notice of any adjourned meeting being required. Each stockholder shall be entitled to one vote in person or by proxy for each share entitled to vote standing in his name on the books of the Corporation.

Section 4. Closing Transfer Books and Record Date: The transfer books for shares of Common Stock of the Corporation may be closed by order of the Board of Directors for not exceeding fifty days next preceding any stockholders’ meeting for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or in order to make a determination of stockholders for any other proper purpose. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date as the record date for any such determination of stockholders, such date to be not more than fifty days preceding the date on which the particular action requiring such determination of the stockholders is to be taken.

Section 5. Conduct of Meetings: The President shall preside over all meetings of the stockholders. If he is not present, any Vice-President shall preside. If none of such officers are present, a Chairman shall be elected by the meeting. The Secretary of the Corporation shall act as Secretary of all the meetings if he is present. If he is not present, the Chairman shall appoint a Secretary of the meeting. The Chairman of the meeting may appoint one or more inspectors of the election to determine the qualification of voters, the validity of proxies, and the results of ballots.

ARTICLE II

Board of Directors

Section 1. Number, Election and Terms: The Board of Directors shall be elected at the annual meeting of the stockholders or at any special meeting held in lieu thereof. The number of Directors shall be three in number or such other number, not less than three (3) as may from time to time be fixed by the Board of Directors. Directors need not be stockholders or officers. Directors shall hold office until removed or until the next annual meeting of the stockholders or until their successors are elected. A majority of the Directors actually elected and serving at the time of a given meeting shall constitute a quorum. Less than a quorum may adjourn the meeting to a fixed time and place, no further notice of any adjourned meeting being required.

Section 2. Removal and Vacancies: The stockholders at any meeting, by a vote of the holders of a majority of all the shares of Common Stock at the time outstanding and having voting power, may remove any Director and fill the vacancy. Any vacancy arising among the Directors may be filled by the remaining Directors unless sooner filled by the stockholders in meeting.

Section 3. Meetings and Notices: Meetings of the Board of Directors shall be held at times fixed by resolution of the Board, or upon the call of the President or the Secretary, or upon the call of a majority of the members of the Board. Notice of any meeting not held at a time fixed by a resolution of the Board shall be given to each Director at least 24 hours before the meeting at his residence or business address or by delivering such notice to him or by telephoning or telegraphing it to him at least 24 hours before the meeting. Any such notice shall contain the time and place of the meeting, but need not contain the purpose of any meeting. Meetings may be held without notice if all of the Directors are present or those not present waive notice before or after the meeting.

ARTICLE III

Committees

Section 1. Executive Committee: The Board of Directors may designate, by resolution adopted by a majority of all the Directors, two or more of the Directors to constitute an Executive Committee. The Executive Committee, when the Board of Directors is not in session, may exercise all of the powers of the Directors except to approve an amendment of the articles of incorporation or a plan of merger or consolidation, and may authorize the seal of the Corporation to be affixed as required. The Executive Committee may make rules for the holding and conduct of its meetings, the notice thereof required, and the keeping of its records.

ARTICLE IV

Officers

Section 1. Election, Removal and Duties: The Board of Directors, promptly after its election in each year, shall elect a President (who shall be a Director) and shall also elect a Secretary and a Treasurer, and may elect or appoint one or more Vice Presidents or such other officers as it may deem proper. Any officer may hold more than one office except that the same person shall not be President and Secretary. All officers shall serve for a term of one year and until their respective successors are elected, but any officer may be removed summarily with or without cause at any time by the vote of a majority of all of the Directors. Vacancies among the officers shall be filled by the Directors. The officers of the Corporation shall have such duties as generally pertain to their respective offices as well as such powers and duties as from time to time may be delegated to them by the Board of Directors.

ARTICLE V

Certificates of Stock

Section 1. Form: Each stockholder shall be entitled to a certificate or certificates of stock in such form as may be approved by the Board of Directors and which are signed by the President or Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer and with the corporate seal impressed thereon.

Section 2. Transfers: All transfers of stock of the Corporation shall be made upon its books by surrender of the certificate for the shares transferred accompanies by an assignment in writing by the holder and may be accomplished either by the holder in person or by a duly authorized attorney in fact.

Section 3. Replacements: In case of the loss, mutilation, or destruction of a certificate of stock, a duplicate certificate may be issued upon such terms not in conflict with law as the Board of Directors may prescribe.

ARTICLE VI

Seal

Section 1. Seal: The seal of the Corporation shall be a flat-faced circular die (of which there may be any number of counterparts) with the word “SEAL” and the name of the Corporation engraved thereon.

ARTICLE VII

Checks, Notes and Drafts

Section 1. Signatures: Checks, notes, drafts and other orders for the payment of money shall be signed by such persons as the Board of Directors from time to time may authorize. The signature of any such person may be a facsimile when authorized by the Board of Directors.

ARTICLE VIII

Fiscal Year

Section 1. Fiscal Year: The fiscal year of the Corporation shall be fixed by the Board of Directors.

* * *

4